Exhibit 99.(1)

OFFICER’S CERTIFICATE

This is to certify that the premium for the Investment Company Blanket Bond issued by National Union Fire Insurance Company of Pittsburgh, PA to Mutual of America Institutional Funds, Inc. was paid for the period March 1, 2010 through March 1, 2011.

Dated: June 24, 2010

/s/ Maria Brophy
Maria Brophy